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                                                                       Exhibit 4
                                   ARTICLE II

                                     Shares

         Section 2.1. SHARES; TRUST CERTIFICATES; SHAREHOLDERS. The units into which the beneficial interest in the Trust will be divided shall be designated as "Shares." The certificates evidencing ownership of Shares in the Trust shall be designated as Certificates of Beneficial Interest or Share certificates, and shall be in such form as the Trustees may prescribe. The registered holders thereof shall be designated as "Shareholders." The shares shall be personal property. The shareholders shall have no legal title or interest in the property of the Trust and no right to a partition thereof or to an accounting during the continuance of the Trust. They shall have only the rights expressly provided in this Declaration.

         Section 2.2. AMOUNT AND CLASS OF SHARES. The Trust shall be divided in 20,000,000 Shares and each Share shall be of the par value of $1.00. All shares shall be of the same class and shall have equal voting, distribution, liquidation and other rights.

         Section 2.3. SALE OF SHARES. The Trustees may from time to time issue, sell by private or public offering, or exchange Shares in such number, for such sums of money, real estate, or other consideration (not less than par value) as they deem proper. Shareholders shall have no pre-emptive rights to acquire additional Shares. The Trustees shall upon the request of a Shareholder cause share certificates to be issued to evidence the ownership of Shares in the Trust.

         Section 2.4. ACQUISITION OF SHARES BY TRUST. The Trustees may, on behalf of the Trust, at any time, purchase or otherwise acquire outstanding Shares for such consideration and on such terms as they may deem proper. Shares so acquired shall not participate in distributions from the Trust so long as they belong to the Trust. Such Shares may, in the discretion of the Trustees, be cancelled and no longer be deemed to be outstanding or may be held in the treasury and be disposed of by the Trustees at such time or times, to such party or parties, and for such consideration, as the Trustees may deem appropriate.

         Section 2.5. TRANSFERABILITY OF SHARES. Shares shall be transferable in the same manner and to the same extent as a "security" under Article 8 of the Iowa Uniform Commercial Code. The persons in whose names the Shares are registered on the books of the Trust shall be deemed the absolute owners thereof, and, until a transfer is effected on the books of the Trust, the Trustees shall not be affected by any notice, actual or constructive, of any transfer.

         Section 2.6. PERCENTAGE OF OWNERSHIP. Notwithstanding the provisions of
Section 2.5 hereof, any Shareholder or proposed Shareholder shall be obligated, upon demand of the Trustees, or their agents, to furnish to the Trust such information as is necessary to determine whether any transfer or issuance of Shares on the books of the Trust will result, under the applicable Federal laws and regulations concerning attribution of ownership, in such person acquiring more than ten (10) percent of the beneficial interest in the Trust, or in five
(5) or less persons acquiring more than fifty (50) percent of the beneficial interest in the Trust. In the event that the Trustees determine from such information that such a transfer or issuance of Shares would result in such a person or persons owning such percentage of the beneficial interest, the Trustees may refuse to make any such transfer or issuance.

         Section 2.7. EFFECT OF TRANSFER OF SHARES OR DEATH, INSOLVENCY, OR INCAPACITY OF SHAREHOLDERS. Neither the transfer of Shares, nor the death, insolvency or incapacity of any Shareholder shall operate to


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dissolve or terminate the Trust, nor shall it entitle any transferee, legal representative or other person to a partition of the property of the Trust or to an accounting.

         Section 2.8. NONASSESSABILITY OF SHARES. When payment of the consideration for which shares are to be issued shall have been received by the Trust, such Shares shall be deemed to be fully paid and nonassessable. In the absence of actual fraud in the transaction, the judgment of the Board of Trustees as to the value of the consideration received for Shares shall be conclusive.

                                   ARTICLE III

                                  Shareholders

         Section 3.1. LIMITED LIABILITY. Shareholders shall be under no obligation to the Trust or its creditors with respect to their ownership of Shares other than the obligation to pay to the Trust the full consideration for which said Shares were issued, and the Trustees shall have no power to bind the Shareholders personally. Upon any debt, claim, demand, judgment, decree or obligation of any nature whatsoever against or incurred by the Trust, or by the Trustees, officers or other representatives or agents of the Trust in their capacities as such, whether founded upon contract, tort or otherwise, resort of the creditors shall be had solely against the funds and property of the Trust and the Shareholders shall not be personally liable therefor.

         Section 3.2. NOTICE OF LIMITED LIABILITY. In any written order, contract, note, mortgage, instrument or obligation given or executed by the Trustees or with their authority, the Trustees shall cause to be inserted a provision substantially as follows:

                  "It is understood and agreed upon by the parties hereto (1) that the USP Real Estate Investment Trust is a common law trust organized under the laws of Iowa pursuant to a Declaration of Trust dated March 10, 1970, as amended, and recorded in the office of the Recorder of Linn County, Iowa, (2) that the holders of shares of beneficial interest in the Trust shall not be personally liable thereon, and (3) that the other party hereto shall look solely to the funds and property of the Trust for the payment of any claim arising hereunder."

However, no failure of the Trustees, representatives of agents of the Trust to place such notice in any document or instrument shall have the effect of rendering any Shareholder personally liable thereon.

         Section 3.3. ANNUAL MEETING OF SHAREHOLDERS. The Shareholders shall meet annually following the delivery of the certified annual report to Shareholders at such time and place as may be prescribed in the by-laws of the Trust, or as may be fixed by the Board of Trustees in accordance with the provisions thereof.

         Section 3.4. SPECIAL MEETINGS OF SHAREHOLDERS. Special meetings of the Shareholders may be called by the Chairman of the Board of Trustees, by a majority of the Trustees or by any officer of the Trust upon the written request of Shareholders holding together not less than twenty-five (25) percent of the outstanding Shares which would be entitled to vote at such special meeting. The call and notice of a special meeting shall state the nature of the business to be transacted thereat, together with the time, date and place of said meeting. If the special meeting is called upon the written request of Shareholders, such request of the Shareholders shall also state the specific purpose of such call and no other business shall be considered.


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         Section 3.5. QUORUM OF SHAREHOLDERS. One-third (1/3) of the outstanding
Shares, represented in person or by proxy, shall constitute a quorum at any meeting of Shareholders. If a quorum is present, the affirmative vote of the majority of Shares represented at the meeting shall be the act of the Shareholders, unless the vote of a greater number of Shares is required by this Declaration of Trust.

         Section 3.6. ANNUAL REPORT. Within one hundred twenty (120) days after the close of the Trust's fiscal year, the Trustees shall cause an annual report to be prepared and distributed to each Shareholder and to each Trustee, to the Commissioner of Insurance of the State of Iowa and to the Blue Sky or securities law administrator of such other States as the Trustees or officers of the Trust may deem advisable. Such annual report shall contain a statement of the activities of the Trust during the fiscal year as well as a balance sheet, statement of income and surplus of the Trust, together with an opinion by an independent certified public accountant based on an examination of the books and records of the Trust not materially limited in scope, and made in accordance with generally accepted auditing procedures applied on a consistent basis. The copies delivered to the Trustees and administrators shall be manually signed.

         Section 3.7. PERIODIC REPORTS. No less often than quarterly (except at the time of the annual report), the Trustees shall furnish to the Shareholders, to the Commissioner of Insurance of the State of Iowa, and to the Blue Sky or securities law administrator of such other States as the Trustees or officers of the Trust may deem advisable, unaudited reports containing a current balance sheet and other pertinent information regarding the Trust and its activities for the respective period. Such reports shall be distributed within sixty (60) days after the end of the period covered by the report.

         Section 3.8. REPORTS ON DISTRIBUTIONS. Distributions to Shareholders shall be accompanied to the extent possible by a statement in writing advising Shareholders of the extent to which the distribution represents ordinary income, a capital gains distribution or a return of capital. In the event of doubt as to the taxable status of a distribution at the time it is made, the taxable nature of the funds so distributed shall be reported to Shareholders no later than sixty (60) days after the close of the fiscal year in which the distribution was made.

         Section 3.9. INSPECTION OF RECORDS. The records of the Trust shall be subject to inspection at reasonable times by the Commissioner of Insurance of the State of Iowa and by the Shareholders to the same extent as it permitted to shareholders of a corporation under the Iowa Business Corporation Act.

         Section 3.10. INDEMNIFICATION OF SHAREHOLDERS. Upon reasonable written notice to the Trust and upon unequivocal cooperation by a Shareholder with the Trust, the Trust shall indemnify and hold each Shareholder harmless from and against all claims and liabilities (other than those caused by the negligence or misconduct of the Shareholder), whether they proceed to judgment, or are settled, or otherwise brought to a conclusion, to which such Shareholder may become subject by reason of his being or having been a Shareholder of the Trust. The Trust shall further furnish legal counsel and shall reimburse a Shareholder for reasonable expenses incurred by him in connection with any such claim or liability. The rights accruing to a Shareholder under this Section 3.10 shall not exclude any other right to which such Shareholder may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse a Shareholder in an appropriate situation even though not specifically provided herein; provided, however, that the Trust shall have no liability to reimburse Shareholders for taxes assessed against them by reason of their ownership of Shares, nor for any losses suffered by reason of changes in the market value of the Shares or any other securities of the Trust.



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         Section 3.11. INSURANCE. In order to protect the Trust assets, the
Trustees shall at all times maintain or cause to be carried adequate insurance, as determined by their sound business judgment, against all customary types of liabilities and hazards.

         Section 3.12. INFORMAL ACTION BY SHAREHOLDERS. Any action required by this Declaration of Trust to be taken at a meeting of the Shareholders, or any action which may be taken at a meeting of the Shareholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the Shareholders entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as a unanimous vote and may be stated as such in any document filed pursuant hereto.

         Section 3.13. DIVIDENDS OR DISTRIBUTIONS. The Trustees may from time to time declare and pay to the Shareholders, in proportion to their respective ownership of Shares, out of the earnings, profits or surplus (including paid-in capital), or assets in the hands of the Trustees, such dividends or other distributions as they see fit. The declaration and payment of such dividends or other distributions and the determination of earnings, profits, surplus (including paid-in capital) available for dividends and other purposes shall lie wholly in the discretion of the Trustees and no Shareholder shall be entitled to receive or be paid any dividends or to receive any distribution except as determined by the Trustees in the exercise of said discretion.